EXHIBIT 99.1

REVISED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BUILDERS FIRSTSOURCE, INC.

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

PART I  — FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited) (In thousands, except per share amounts)
Sales	$461,521	$426,543	$832,507	$772,452
Cost of sales	350,907	332,744	638,160	603,738
Gross margin	110,614	93,799	194,347	168,714
Selling, general and administrative expenses	94,543	76,417	177,381	145,735
Facility closure costs	131	28	385	191
Income from operations	15,940	17,354	16,581	22,788
Interest expense, net	12,573	6,504	20,180	15,332
Income (loss) from continuing operations before income taxes	3,367	10,850	(3,599)	7,456
Income tax expense (benefit)	(199)	230	(3)	148
Income (loss) from continuing operations	3,566	10,620	(3,596)	7,308
Income (loss) from discontinued operations (net of income tax expense of $0 in 2015 and $0 in 2014)	10	(11)	102	(83)
Net Income (loss)	$3,576	$10,609	$(3,494)	$7,225
Comprehensive Income (loss)	$3,576	$10,609	$(3,494)	$7,225
Basic net income (loss) per share:
Income (loss) from continuing operations	$0.04	$0.11	$(0.04)	$0.07
Income (loss) from discontinued operations	0.00	(0.00)	0.00	(0.00)
Net Income (loss)	$0.04	$0.11	$(0.04)	$0.07
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.03	$0.09	$(0.04)	$0.07
Income (loss) from discontinued operations	0.00	(0.00)	0.00	(0.00)
Net Income (loss)	$0.03	$0.09	$(0.04)	$0.07
Weighted average common shares:
Basic	99,163	98,032	98,677	97,963
Diluted	102,978	100,759	98,677	100,766

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$40,151	$17,773
Accounts receivable, less allowance of $3,148 and $3,153 at June 30, 2015 and December 31, 2014, respectively	184,675	148,352
Inventories	146,227	138,156
Other current assets	26,752	27,259
Total current assets	397,805	331,540
Property, plant and equipment, net	86,830	75,679
Goodwill	141,090	139,774
Intangible assets, net	16,086	17,228
Other assets, net	20,561	18,844
Total assets	$662,372	$583,065
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$110,538	$75,868
Accrued liabilities	80,460	66,225
Current maturities of long-term debt	55,078	30,074
Total current liabilities	246,076	172,167
Long-term debt, net of current maturities	353,790	353,830
Other long-term liabilities	14,363	16,868
Total liabilities	614,229	542,865
Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	-	-
Common stock, $0.01 par value, 200,000 shares authorized; 99,326 and 98,226 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	993	982
Additional paid-in capital	391,517	380,091
Accumulated deficit	(344,367)	(340,873)
Total stockholders' equity	48,143	40,200
Total liabilities and stockholders' equity	$662,372	$583,065

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2015	2014
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income (loss)	$(3,494)	$7,225
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,782	4,022
Amortization of deferred loan costs	1,232	1,200
Fair value adjustment of stock warrants	4,563	19
Deferred income taxes	28	80
Bad debt expense	161	(336)
Stock compensation expense	3,369	1,908
Net gain on sale of assets	(114)	(15)
Changes in assets and liabilities:
Receivables	(36,129)	(21,823)
Inventories	(6,976)	(15,438)
Other current assets	1,876	1,728
Other assets and liabilities	1,046	(114)
Accounts payable	34,670	19,663
Accrued liabilities	10,543	2,573
Net cash provided by operating activities	17,557	692
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,331)	(12,121)
Proceeds from sale of property, plant and equipment	180	16
Cash used for acquisitions, net	(5,797)	(8,726)
Net cash used in investing activities	(19,948)	(20,831)
Cash flows from financing activities:
Borrowings under revolving credit facility	25,000	-
Payments of long-term debt and other loans	(36)	(33)
Deferred loan costs	-	(34)
Payments of transaction costs	(326)	-
Exercise of stock options	1,117	1,355
Repurchase of common stock	(986)	(1,306)
Net cash provided by (used in) financing activities	24,769	(18)
Net change in cash and cash equivalents	22,378	(20,157)
Cash and cash equivalents at beginning of period	17,773	54,696
Cash and cash equivalents at end of period	$40,151	$34,539

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.  Basis of Presentation

Builders FirstSource, Inc., a Delaware corporation formed in 1998, is a leading supplier and manufacturer of structural and related building products for residential new construction in the United States. In this quarterly report, references to the “Company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of December 31, 2014 is derived from the audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. This condensed consolidated balance sheet as of December 31, 2014 and the unaudited condensed consolidated financial statements included herein should be read in conjunction with the more detailed audited consolidated financial statements for the year ended December 31, 2014 included in our most recent annual report on Form 10-K. Accounting policies used in the preparation of these unaudited condensed consolidated financial statements are consistent with the accounting policies described in the Notes to Consolidated Financial Statements included in our Form 10-K.

2. Net Income (Loss) per Common Share

Net income (loss) per common share (“EPS”) is calculated in accordance with the Earnings per Share topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”), which requires the presentation of basic and diluted EPS. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common shares.

Our restricted stock shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted stock shares on which the dividends were paid do not vest. In accordance with the Earnings per Share topic of the Codification, unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities and should be considered in the calculation of basic EPS. Since the restricted stock shares do not include an obligation to share in losses, they will be included in our basic EPS calculation in periods of net income and excluded from our basic EPS calculation in periods of net loss. Accordingly, there were 13,000 restricted stock shares included in our calculation of basic EPS for the three months ended June 30, 2015, as we generated net income. There were 13,000 restricted stock shares excluded from our calculation of basic EPS for the six months ended June 30, 2015 because we generated a net loss. 68,000 restricted stock shares were included in the computation of basic EPS for the three and six months ended June 30, 2014 as we generated net income.

For the purpose of computing diluted EPS, weighted average shares outstanding have been adjusted for common shares underlying 6.2 million options and 1.5 million restricted stock units (“RSUs”) for the three months ended June 30, 2015. Incremental shares attributable to average warrants outstanding during the second quarter of 2015 were not included in the computation of diluted EPS for the three months ended June 30, 2015 as their effect was anti-dilutive. There were no outstanding warrants as of June 30, 2015 as all of the remaining stock warrants were exercised in April 2015. Options to purchase 6.2 million shares of common stock, 1.5 million RSUs, and the incremental shares attributable to average warrants outstanding during the first six months of 2015 were not included in the computation of diluted EPS for the six months ended June 30, 2015 because their effect was anti-dilutive.

Weighted average shares outstanding have been adjusted for common shares underlying 6.4 million options, 1.8 million RSUs, and 0.7 million warrants for the three and six months ended June 30, 2014. In addition, $1.2 million and $0.0 million of expense due to fair value adjustments related to the warrants were excluded from net income in the computation of diluted EPS for the three and six months ended June 30, 2014.

The table below presents a reconciliation of weighted average common shares used in the calculation of basic and diluted EPS (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Weighted average shares for basic EPS	99,163	98,032	98,677	97,963
Dilutive effect of options, warrants, and RSUs	3,815	2,727	—	2,803
Weighted average shares for diluted EPS	102,978	100,759	98,677	100,766

3. Debt

Long-term debt consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
2021 notes	$350,000	$350,000
2013 facility	55,000	30,000
Other long-term debt	3,868	3,904
	408,868	383,904
Less: current portion of long-term debt	55,078	30,074
Long-term debt, net of current maturities	$353,790	$353,830

2013 Facility Borrowings

As of June 30, 2015, we have $55.0 million in borrowings outstanding under our $175.0 million senior secured revolving credit facility (the “2013 facility”) at a weighted average interest rate of 2.0%. Amounts borrowed under our 2013 facility have been used to fund working capital needs and potential future acquisitions.

Fair Value

The only financial instrument which was measured at fair value on a recurring basis was our warrants. However, on April 14, 2015, the remaining 0.7 million of outstanding, detachable warrants were exercised. The warrants were considered to be derivative financial instruments and were classified as liabilities. As a result of this exercise, we recognized a non-cash, fair value adjustment of approximately $4.7 million during the three months ended June 30, 2015.  This fair value adjustment was recorded as interest expense in the accompanying condensed consolidated statement of operations and comprehensive income (loss).

The table below presents the effect of our derivative financial instrument on the condensed consolidated statements of operations and comprehensive income (loss) (in thousands):

Derivative Not Designated as Hedging Instrument		Amount of Gain (Loss) Recognized in Income
	Location of Gain (Loss)	Three Months Ended June 30,		Six Months Ended June 30,
	Recognized in Income	2015	2014	2015	2014
Warrants	Interest expense, net	$(4,730)	$1,178	$(4,563)	$(19)

We use the income approach to value our warrants by using the Black-Scholes option-pricing model. Using this model, the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the valuation date. The expected life is based on the period of time until the expiration of the warrants. Expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the warrants. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future.

These techniques incorporate Level 1 and Level 2 inputs. Significant inputs to the derivative valuation for the warrants are observable in the active markets and are classified as Level 2 in the hierarchy.

The following fair value hierarchy table presents information about our financial instrument measured at fair value on a recurring basis using significant other observable inputs (Level 2) (in thousands):

	Carrying Value As of June 30, 2015	Fair Value Measurement as of June 30, 2015	Carrying Value As of December 31, 2014	Fair Value Measurement as of December 31, 2014
Warrants (included in Other long-term liabilities)	$—	$—	$3,375	$3,375

We have elected to report the value of our 2021 Notes at amortized cost. The fair value of the 2021 Notes at June 30, 2015 was approximately $365.3 million and was determined using Level 2 inputs based on market prices.

4. Employee Stock-Based Compensation

Stock Option Grant

On February 11, 2015, our board of directors granted 142,000 stock options to employees under our 2014 Incentive Plan. All the awards vest at 25% per year at each anniversary of the grant date over four years. The exercise price for the options was $6.35 per share, which was the closing stock price on the grant date. The weighted average grant date fair value of the options was $4.20 and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected life	6.0 years
Expected volatility	75.2%
Expected dividend yield	0.00%
Risk-free rate	1.75%

The expected life represents the period of time the options are expected to be outstanding. We used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options.

Restricted Stock Units Grant

On February 11, 2015, our board of directors granted 142,000 RSUs to employees under our 2014 Incentive Plan. All of the awards vest at 25% per year at each anniversary of the grant date over the next four years. The grant date fair value for the restricted stock units was $6.35 per share, which was the closing stock price on the grant date.

5. Income Taxes

We have $399.0 million of state operating loss carry-forwards, which includes $2.6 million of state tax credit carry-forwards expiring at various dates through 2032. We also have $256.6 million of federal net operating loss carry-forwards that will expire at various dates through 2033. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.

Utilization of deferred tax assets could be limited by Section 382 of the Internal Revenue Code which imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company’s stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryforwards, and certain other losses, credits, deductions or tax basis.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Codification we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014 and during the three months ended June 30, 2015, we reported a net loss for the six months ended June 30, 2015 and have a cumulative loss for the three year period ending June 30, 2015. We believe this, as well as uncertainty around the extent and timing of the continued housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient.  Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of June 30, 2015.

We recorded a net reduction to the valuation allowance of $1.3 million for the three months ended June 30, 2015 against the net deferred tax assets as we generated net income during the period. We recorded an increase to the valuation allowance of $1.8 million for the six months ended June 30, 2015 against the net deferred tax assets generated from the net operating loss during the period related to our continuing operations. During the three and six months ended June 30, 2014, we recorded net reductions to the valuation allowance of $4.1 million and $3.0 million against our net deferred tax assets as we generated net income during these periods.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. Excluding the impact of the acquisition of ProBuild Holdings LLC (“ProBuild”), we currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 31, 2015. However, there continues to be uncertainty around housing market projections. There is also uncertainty as to the impact of the ProBuild acquisition to our earnings in the current year. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

6. Commitments and Contingencies

We are a party to various legal proceedings in the ordinary course of business. Although the ultimate disposition of these proceedings cannot be predicted with certainty, management believes the outcome of any claim that is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on our consolidated financial position, cash flows or results of operations. However, there can be no assurances that future costs related to legal proceedings would not be material to our results of operations or liquidity for a particular period.

7. Segment and Product Information

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products.  We provide a wide variety of building products and services directly to homebuilder customers. We manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. We also provide a full range of construction services. These product and service offerings are distributed across approximately 450 locations operating in 40 states across the United States, which have been reorganized into nine geographical regions following the ProBuild acquisition.  Centralized financial and operational oversight, including resource allocation and assessment of performance on an income (loss) from continuing operations before income taxes basis, is performed by our CEO, whom we have determined to be our chief operating decision maker (“CODM”).

As a result of the reorganization following the ProBuild acquisition on July 31, 2015, the Company has nine operating segments aligned with its nine geographical regions (Regions 1 through 9). While all of our operating segments have similar nature of products, distribution methods and customers, certain of our operating segments have been aggregated due to also containing similar economic characteristics, resulting in the following composition of reportable segments:

•	Regions 1 and 2 have been aggregated to form the “Northeast” reportable segment
•	Regions 3 and 5 have been aggregated to form the “Southeast” reportable segment
•	Regions 4 and 6 have been aggregated to form the “South” reportable segment
•	Region 7, 8 and 9 have been aggregated to form the “West” reportable segment. The West reportable segment operations were acquired in their entirety from the ProBuild acquisition.

In addition to our reportable segments, our consolidated results include corporate overhead, other various operating activities that are not internally allocated to a geographical region nor separately reported to the CODM, and certain reconciling items primarily related to allocations of corporate overhead and rent expense, which have collectively been presented as “All Other”.  The accounting policies of the segments are consistent with those described in Note 1, except for noted reconciling items.

The following tables present Net sales, Income (loss) from continuing operations before income taxes and certain other measures for the reportable segments, reconciled to consolidated total continuing operations, for the periods indicated (in thousands):

	Three months ended June 30, 2015
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$68,424	$284	$857	$4,288
Southeast	193,525	800	3,255	5,061
South	169,231	1,641	3,779	2,604
West	—	—	—	—
Total reportable segments	431,180	2,725	7,891	11,953
All other	30,341	905	4,682	(8,586)
Total consolidated	$461,521	$3,630	$12,573	$3,367

	Six months ended June 30, 2015
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$111,909	$527	$1,709	$3,637
Southeast	341,002	1,499	6,247	3,334
South	322,287	3,102	7,471	2,946
West	—	—	—	—
Total reportable segments	775,198	5,128	15,427	9,917
All other	57,309	1,654	4,753	(13,516)
Total consolidated	$832,507	$6,782	$20,180	$(3,599)

	Three months ended June 30, 2014
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$66,445	$279	$967	$1,962
Southeast	184,247	701	3,109	3,499
South	144,766	426	3,205	2,482
West	—	—	—	—
Total reportable segments	395,458	1,406	7,281	7,943
All other	31,085	634	(777)	2,907
Total consolidated	$426,543	$2,040	$6,504	$10,850

	Six months ended June 30, 2014
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$115,843	$563	$1,864	$1,121
Southeast	327,652	1,407	5,893	982
South	269,328	861	6,207	1,841
West	—	—	—	—
Total reportable segments	712,823	2,831	13,964	3,944
All other	59,629	1,191	1,368	3,512
Total consolidated	$772,452	$4,022	$15,332	$7,456

Asset information by segment is not reported internally or otherwise reviewed by the CODM nor does the company earn revenues or have long-lived assets located in foreign countries. The Company’s net sales by product category for the years indicated were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Lumber & lumber sheet goods	$152,991	$155,659	$275,418	$280,286
Windows, doors & millwork	145,073	127,998	266,670	235,495
Manufactured products	103,512	91,694	183,317	162,447
Gypsum, roofing & insulation	13,218	12,396	23,773	22,328
Siding, metal & concrete products	12,338	10,491	22,138	19,188
Other building products & services	34,389	28,305	61,191	52,708
Net sales	$461,521	$426,543	$832,507	$772,452

8. Acquisitions

On February 9, 2015, the Company acquired certain assets and the operations of Timber Tech Texas, Inc. and its affiliates (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Of this amount, $4.5 million was allocated to tangible assets acquired and $1.3 million was allocated to goodwill. These are preliminary allocations and are subject to adjustment.

Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

The acquisition was accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from the acquisition date. The purchase price was allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. Pro forma results of operations are not presented as this acquisition is not material.

We incurred $0.0 million and $0.1 million in costs related to this acquisition during the three and six months ended June 30, 2015, respectively. These costs include due diligence costs and transaction costs to complete the acquisition, and have been recognized in selling, general and administrative expense in the accompanying condensed consolidated statements of operations and comprehensive income (loss) for the three months and six months ended June 30, 2015.

9. Recent Accounting Pronouncements

In July 2015, the FASB issued an update to the existing guidance under the Inventory topic of the Codification. This update changes the subsequent measurement of inventory from lower of cost or market to lower of cost and net realizable value. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption of this guidance is permitted as of the beginning of an interim or annual reporting period. This guidance requires prospective application. We are currently evaluating the impact of this guidance on our financial statements.

In April 2015, the FASB issued an update to the existing guidance under the Interest topic of the Codification. This update requires debt issuance costs to be presented on the balance sheet as a direct reduction from the carrying amount of the related debt liability instead of a deferred charge. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015. This guidance requires retrospective application. Early adoption is permitted for financial statements that have not been previously issued. As of June 30, 2015 we had $8.3 million in debt issuance costs related to long-term debt which will be reclassified from other assets upon adoption of this standard.

In January 2015, the FASB issued an update to the existing guidance under the Income Statement topic of the Codification.  This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This new guidance was originally effective for annual reporting periods beginning after December 15, 2016. However, in July 2015 the FASB approved an optional one year deferral of the effective date to annual reporting periods beginning after December 15, 2017.  As such, this guidance will be effective for us beginning on January 1, 2018. Early adoption is permitted; however, this guidance cannot be adopted earlier than the original effective date. This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

10. Subsequent Event

ProBuild Acquisition

On July 31, 2015, we acquired all of the operating affiliates of ProBuild through the purchase of all issued and outstanding equity interests of ProBuild for $1.63 billion in cash, subject to certain adjustments. Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest professional building materials suppliers. The ProBuild acquisition will lead to greater diversification and scale, an improved geographic footprint, and significant potential cost savings. In addition, we bring to ProBuild significant sales expertise in value-added products, which we believe, when combined with ProBuild’s attractive customer mix, will result in enhanced sales growth of higher margin products for the combined company.

The purchase price was funded with the net cash proceeds from (i) the issuance of $700.0 million in aggregate principal amount of  10.75% senior unsecured notes due 2023, (ii) the entry into a new $600.0 million senior secured term loan facility, (iii) a $295.0 million draw on an amended and restated $800.0 million senior secured asset-backed loan facility and (iv) a public offering of 9.2 million new shares of our common stock at an offering price of $12.80 per share, subject, in each case, to applicable discounts, commissions, fees, and expenses.

This transaction will be accounted for by the acquisition method, and accordingly the results of operations will be included in the Company’s consolidated financial statements from the acquisition date. The purchase price will be allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The accounting for this acquisition has not been completed at the date of this filing given the proximity to the acquisition date.

We incurred $9.9 million and $15.2 million in acquisition and financing related costs for the three and six months ended June 30, 2015, respectively. Of these costs $6.3 million and $11.6 million were recognized as selling, general, and administrative expense in the accompanying condensed consolidated statement of operations and comprehensive income (loss) for the three and six months ended June 30, 2015. The remaining $3.6 million relates to debt and equity issuance costs and were recognized as other assets in the accompanying condensed consolidated balance sheet as of June 30, 2015. The debt issuance costs will be amortized over the respective terms of the various debt facilities. The equity issuance costs will be recorded as a reduction to additional paid-in capital in the third quarter of 2015.